As filed with the Securities and Exchange Commission on June 17, 2019

Registration No. 333-121207

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bristow Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	72-0679819
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2103 City West Blvd. 4th Floor Houston, Texas	77042
(Address of Principal Executive Offices)	(Zip Code)

Offshore Logistics, Inc. 2004 Stock Incentive Plan

(Full title of the plan)

Brian J. Allman

Senior Vice President and Chief Financial Officer

2103 City West Blvd.

4th Floor

Houston, Texas 77042

(Name and address of agent for service)

(713) 267-7600

(Telephone number, including area code, of agent for service)

With a copy to:

John D. Geddes

Andrew J. Ericksen

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) is being filed by Bristow Group Inc., formerly known as Offshore Logistics, Inc. (the “Company”), to deregister all shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), unsold under the Registration Statement on Form S-8 (Registration Statement No. 333-121207) (as previously amended, the “Registration Statement”) originally filed by the Company with the Securities and Exchange Commission on December 13, 2004, registering 1,000,000 shares of Common Stock to be issued to participants under the Offshore Logistics, Inc. 2004 Stock Incentive Plan.

As previously disclosed, on May 11, 2019, the Company and certain of its subsidiaries filed voluntary petitions (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of this Post-Effective Amendment all of such securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of such Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 17th day of June, 2019.

BRISTOW GROUP INC. (Registrant)

By:	/s/ Brian J. Allman
Brian J. Allman
Senior Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.